SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM N-8A

                          NOTIFICATION OF REGISTRATION
                        PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration, submits the following information:

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Name:                                          PRUDENTIAL HIGH YIELD TOTAL RETURN FUND, INC.

Address of principal Business Office
  (No. & Street, City, State, Zip Code):       Gateway Center Three, Newark, New Jersey 07102

Telephone Number (including area code):        201-367-7530

Name and address of agent for service
  of process:                                  S. Jane Rose, Esq.
                                               Gateway Center Three,
                                               Newark, New Jersey 07102

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Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                               /X/ Yes     / / No


     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Newark and State of New Jersey on the 17th day of March, 1997.

                              PRUDENTIAL HIGH YIELD TOTAL RETURN FUND, INC.


                                  /s/ Richard A. Redeker
                              ---------------------------
                              By: Richard A. Redeker
                                  President


Attest: /s/ S. Jane Rose
        -----------------
            S. Jane Rose
            Secretary